Exhibit 2.2

EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT (the “Agreement”), dated as of April 28, 2010 between Hewlett-Packard Company, a Delaware corporation (“Parent”), and the stockholders of the Company listed on Schedule A hereto (“Stockholders”) and, solely for purposes of Sections 1.02, 1.03, 1.04, 4.01 and 5.04 hereof, Palm, Inc., a Delaware corporation (the “Company”).

WHEREAS, in order to induce Parent and District Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with the Company, pursuant to which, among other things, Merger Subsidiary will merge with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), Parent has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to (i) the shares of common and preferred stock of the Company indicated on Schedule A (the “Shares”), (ii) the warrants for the purchase of common stock of the Company indicated on Schedule A (the “Warrants”) and (iii) any other voting securities of the Company that such Stockholder acquires record and/or beneficial ownership of after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, including exercise of the Warrants (the “After-Acquired Shares” and together with the Shares, the “Covered Shares”);

WHEREAS, in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement with the Company and to proceed with the transactions contemplated thereby, each Stockholder has agreed to provide a waiver and consent with respect to certain provisions of the Series B Certificate of Designation and Series C Certificate of Designation, to terminate certain other agreements with the Company at the Effective Time and to enter into this Agreement;

WHEREAS, in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement with the Company and to proceed with the transactions contemplated thereby and to allow Stockholders to enter into this Agreement, the Company has agreed to waive certain provisions of the Amended and Restated Stockholders’ Agreement between the Company and Stockholders (the “Stockholders’ Agreement”) and to enter into this Agreement; and

WHEREAS, each Stockholder acknowledges that Parent and Merger Subsidiary are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if any Stockholder did not enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing the parties hereto agree as follows:

ARTICLE 1

VOTING AGREEMENT; STOCKHOLDER WAIVER AND CONSENT

Section 1.01. Voting Agreement. Each Stockholder hereby irrevocably and unconditionally agrees to vote or exercise its right to consent with respect to all Covered Shares that such Stockholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement and approve any other matters necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement at any meeting of the stockholders of the Company, and at any adjournment or postponement thereof, at which such Merger Agreement, Merger or the other transactions contemplated by the Merger Agreement are submitted for the consideration and vote of the stockholders of the Company. Each Stockholder hereby agrees that it will not vote any Covered Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any amalgamation, merger, sale of assets or other business combination between the Company and any other Person or any other extraordinary transaction involving the Company (other than the Merger), (iii) other action the consummation of which could reasonably be expected to impede, interfere with, frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement, (iv) change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company Charter or bylaws of the Company, or (v) other matter in furtherance of any of the foregoing matters listed in clause (i), (ii), (iii) or (iv) of this section.

Section 1.02. Company Waiver. Solely to the extent necessary to allow each Stockholder to enter into and comply with its obligations under this Agreement, the Company hereby waives each Stockholder’s obligations under Section 4.2(a) of the Stockholders’ Agreement. The Company hereby agrees while this Agreement is in effect not to revoke or otherwise withdraw or modify such waiver in any manner adverse to Parent, Merger Subsidiary or Stockholders.

Section 1.03. Stockholder Waiver and Consent. Each Stockholder hereby agrees (i) immediately upon the execution and delivery of this Agreement and the Merger Agreement, to execute and deliver to the Company a Written Waiver and Consent in the form attached hereto as Exhibit A and (ii) while this Agreement is in effect, not to revoke or otherwise withdraw or modify in any manner adverse to

Parent, Merger Subsidiary or the Company such Written Waiver and Consent. The Company and the Stockholders agree that, effective as of (and contingent upon the occurrence of) the Effective Time, each of the agreements referenced in paragraph (B) of the form of Waiver and Consent attached hereto as Exhibit A shall terminate in accordance with such paragraph (B), except for the sections of such agreements specified in such paragraph (B) as exceptions to such termination, which specified sections shall survive such termination and continue in full force and effect.

Section 1.04. Company Warrants. Subject to the occurrence of the Effective Time, each Stockholder hereby agrees and acknowledges that pursuant to the Merger Agreement, at the Effective Time, such Stockholder’s outstanding Warrants, if any, shall be cancelled and extinguished, and such Stockholders shall cease to have any rights with respect thereto, other than the right to receive, in respect of each share of Company Common Stock that would be obtainable upon exercise of such Warrant as of immediately prior to the Effective Time, an amount in cash, without interest, equal to the Per Share Warrant Consideration pursuant to Section 2.03 of the Merger Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder represents and warrants to Parent that:

Section 2.01. Stockholder Authorization. Such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and such Stockholder has full right, power and authority to enter into this Agreement, and this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 2.02. Governmental Authorization. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority, is required to be made or obtained by such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby, except for filings required to be made on Schedule 13D under the 1934 Act, and such filings, authorizations, consents and approvals that if not obtained or made would not have a material and adverse effect on the ability of such Stockholder to consummate the transactions contemplated by this Agreement. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

Section 2.03. Non-Contravention. The execution, delivery and performance by such Stockholder of this agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of such Stockholder, (ii) violate any law, rule, regulation, judgment, injunction, order, writ or decree of any Governmental Authority applicable to such Stockholder, (iii) require any consent or other action by any Person under, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder other than the Series B Certificate of Designation, Series C Certificate of Designation, Stockholders Agreement and the other agreements identified in paragraph (B) of the Written Waiver and Consent, or (iv) result in the imposition of any Lien on any asset of such Stockholder except as could not reasonably be expected to impair such Stockholder’s ability to perform its obligations hereunder.

Section 2.04. Ownership of Shares and Warrants. Such Stockholder is the record and beneficial owner of the Shares and Warrants set forth opposite the name of such Stockholder on Schedule A as of the date hereof, free and clear of any lien, encumbrance or any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares or Warrants), in each case other than as arising under the Stockholders Agreement, this Agreement or the Merger Agreement. None of the Shares or Warrants is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares, in each case other than as arising under the Stockholders Agreement, this Agreement or the Merger Agreement. Such Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Shares, in each case other than as arising under the Stockholders Agreement, this Agreement or the Merger Agreement. Such Stockholder has sole voting power, sole power of disposition and sole power to demand appraisal rights with respect to the Shares set forth opposite the name of such Stockholder on Schedule A, in each case other than with respect to any limitations on such powers pursuant to the Stockholders Agreement, this Agreement or the Merger Agreement.

Section 2.05. Total Shares. Except for the Shares and Warrants set forth on Schedule A, such Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 2.06. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 2.07. Litigation. As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against any such Stockholder or, to the knowledge of such Stockholder, any other Person or, to the knowledge of such Stockholder, threatened against any Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

Section 2.08. Reliance. Such Stockholder understands and acknowledges that Parent and Merger Subsidiary are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to each Stockholder that:

Section 3.01. Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and each Stockholder that:

Section 4.01. Corporation Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

ARTICLE 5

COVENANTS OF STOCKHOLDERS

Each Stockholder hereby covenants and agrees that:

Section 5.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or powers of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares, (ii) sell (constructively or otherwise), assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Covered Shares or Warrants or beneficial ownership thereof or therein during the term of this Agreement, or (iii) knowingly take any action that would make any representation or warranty of such Stockholder contained in Section 2.01, 2.02, 2.03, 2.04 or 2.06 hereof untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement. Such Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly if such Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing and provide the details of such approach or solicitation to the extent requested by Parent.

Section 5.02. Other Offers. Such Stockholder shall not, nor shall such Stockholder authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (1) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, or any inquiry or the making of any proposal that could reasonably be expected to lead to the submission of any Acquisition Proposal or (2) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has made, or to the knowledge of such Stockholder, is seeking to make, an Acquisition Proposal, except that to the extent the Company exercises its rights under and in accordance with Section 6.03(b)(i) of the Merger Agreement (and the receipt of such Acquisition Proposal did not result from a breach by such Stockholder of this Section 5.02) (a “Fiduciary Exercise”) with respect to any Third Party or its Representatives or financing sources (a

“Permitted Party”), the foregoing clause (ii) shall not apply with respect to discussions or negotiations with, or furnishing of information or affording access to, or cooperating with, the Permitted Party to the extent related to or arising from the Fiduciary Exercise. Such Stockholder will promptly notify Parent after receipt of (i) an Acquisition Proposal or (ii) any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries in each case in clause (ii) by any Person that has made, or to the knowledge of Stockholders, is seeking to make, an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request. Nothing in this Section 5.02 shall prohibit any Stockholder from contacting any Person making any inquiry or proposal in order to notify such Person of the provisions of this Agreement or from informing the Company of any information required to be communicated by such Stockholder to Parent pursuant to this Section 5.02.

Section 5.03. Appraisal Rights. Such Stockholder agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Covered Shares which may arise with respect to the Merger.

Section 5.04. Company Actions. Such Stockholder understands and agrees that if such Stockholder attempts to (i) transfer, vote or provide any other person with the authority to vote any of the Covered Shares or (ii) transfer the Warrants, in each case other than in compliance with this Agreement, the Company shall not, and such Stockholder hereby unconditionally and irrevocably instructs the Company to not, (a) permit any such transfer on its books and records, (b) issue a new certificate representing any of the Shares or (c) record any such vote, in each case unless and until such Stockholder shall have complied with the terms of this Agreement. If so requested by Parent, such Stockholder agrees that the certificates representing the Covered Shares and the Warrant shall bear a legend stating that they are subject to this Agreement.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

Section 6.02. New Shares. In the event that a Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Shares held by such Stockholder set forth on Schedule A hereto will be deemed amended accordingly. Stockholders shall promptly notify Parent of any such event.

Section 6.03. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 6.04. Further Assurances. Parent and each of the Stockholders will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its or their best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 6.05. No Impairment of Rights. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall limit or restrict (a) any representative or employee of a Stockholder from acting in his or her capacity as a director of the Company, it being understood that this Agreement shall apply to Stockholders solely in Stockholders’ capacity as stockholders of the Company, or (b) each Stockholder from voting in such Stockholder’s sole discretion on any matter other than the matters referred to in Section 1.01 and Section 1.03 hereof. For the avoidance of doubt, neither Parent nor Merger Subsidiary shall be deemed an Affiliate of any Stockholder or the Company by virtue of this Agreement.

Section 6.06. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this

Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time. Each Stockholder shall also have the right to terminate this Agreement at any time by written notice to Parent if any of the terms of the Merger Agreement are amended, modified or waived without the written consent of such Stockholder if such amendment, modification or waiver (A) creates any additional condition to the obligation of Parent and Merger Subsidiary to consummate the Merger, (B) changes the consideration payable with respect to the Shares or the Warrants pursuant to the Merger Agreement in a manner adverse to such Stockholder (for the avoidance of doubt, (x) a decrease in consideration or a change in form of any of the consideration to anything other than cash shall be considered adverse to a Stockholder and (y) an increase in the cash consideration payable with respect to the Shares or the Warrants (in proportionate amounts determined in accordance with the Series B Certificate of Designation and Series C Certificate of Designation) shall not be considered adverse to a Stockholder) or (C) otherwise adversely affects such Stockholder in any material respect in its capacity as a stockholder of the Company. Notwithstanding the foregoing, (1) the provisions set forth in Article 6 shall survive the termination of this Agreement and (2) any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

Section 6.07. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.08. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 6.09. No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 6.11 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby

(whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 6.12. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 6.13. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.14. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter herein and therein and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter herein and therein.

Section 6.15 Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6.16. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 6.17 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, to:

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, California 94304

Attention: General Counsel

Facsimile No.: (650) 857-4837

with a copy to:

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, CA 94304

Attention: Russell C. Hansen

Facsimile No.: (650) 849-5333

if to the Company, to:

Palm, Inc.

950 West Maude Avenue

Sunnyvale, California 94085

Attention: General Counsel

Facsimile No.: (408) 617-0139

with a copy to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: William M. Kelly

Facsimile No.: (650) 752-2111

If to a Stockholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HEWLETT-PACKARD COMPANY

By:	/s/ Paul T. Porrini
	Name:	Paul T. Porrini
	Title:	Vice President, Deputy General Counsel and Assistant Secretary

PALM, INC.

By:	/s/ Jonathan J. Rubinstein
	Name:	Jonathan J. Rubinstein
	Title:	Chairman and Chief Executive Officer

[Signature Page to Voting Agreement]

ELEVATION PARTNERS, L.P.

By:	Elevation Associates, L.P. as General Partner

By:	Elevation Associates, LLC as General Partner

By:	/s/ Bret Pearlman
	Name:	Bret Pearlman
	Title:	Member

ELEVATION EMPLOYEE SIDE FUND, LLC

By:	Elevation Management, LLC its manager

By:	/s/ Bret Pearlman
	Name:	Bret Pearlman
	Title:	Member

[Signature Page to Voting Agreement]

SCHEDULE A

Stockholder/Address	Common Stock	Series B Preferred Stock	Series C Preferred Stock	Common Shares Subject to Warrants
Elevation Partners, L.P. 2800 Sand Hill Road, Ste. 160 Menlo Park, CA 94025	12,469,900	324,897	50,979	3,568,530

Elevation Employee Side Fund, LLC c/o Elevation Partners, L.P. 2800 Sand Hill Road, Ste. 160 Menlo Park, CA 94025	4,458	103	21	1,470

EXHIBIT A

PALM, INC.

WAIVER AND CONSENT OF THE

SERIES B AND SERIES C CONVERTIBLE PREFERRED STOCK

April 28, 2010

The undersigned preferred stockholders of PALM, INC., a Delaware corporation (the “Company”), being stockholders of the Company at the close of business as of the date set forth above (the “Record Date”), with respect to all of the outstanding shares of Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), and Series C Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”), of the Company owned by the undersigned, hereby agree, by consent in writing, to the following items:

WHEREAS, the Company is entering into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Hewlett-Packard Company, a Delaware corporation (“Parent”), and District Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), the form of which is attached hereto as Exhibit A, that provides for a business combination transaction pursuant to which Merger Subsidiary will merge with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of the Merger Agreement, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive the consideration pertaining to each such share as set forth in the Merger Agreement;

NOW, THEREFORE, BE IT RESOLVED, that the undersigned preferred stockholders of the Company, do hereby:

(A)

consent to the waiver of (i) each of the Company’s obligations under the Company’s Amended and Restated Certificate of Designation of Series B Convertible Preferred Stock (“Series B Certificate”) in connection with the mandatory offer to repurchase each share of outstanding Series B Preferred Stock as provided in Section 7 of the Series B Certificate, (ii) each of the Company’s obligations under the Company’s Certificate of Designation of Series C Convertible Preferred Stock (“Series C Certificate”) in connection with the mandatory offer to repurchase each share of outstanding Series C Preferred Stock as provided in Section 7 of the Series C Certificate (to the extent such obligations are in effect in accordance with Section 7(c) of the Series C Certificate), (iii) any approval right that the undersigned may have with respect to the Merger pursuant to Section 4(c) of the Series B Certificate, (iv) any approval right that the undersigned may have with respect to the Merger pursuant to Section 4(c) of the Series C Certificate, and (v) any other notice that the undersigned may be entitled to with respect to the Merger or the Merger Agreement pursuant to the Series B Certificate, the Series C Certificate or any agreement among the Company and any or all of the Company’s preferred stockholders;

(B)	consent to the termination, effective as of (and contingent upon the occurrence of) the Effective Time, of:

(1)	that certain Amended and Restated Stockholders’ Agreement, dated January 9, 2009, by and between the Company, Elevation Partners, L.P. and Elevation Employee Side Fund, LLC, with the exception of Sections 2.4, 4.3, 5.3(a), 5.8, 5.9, 5.11 and 5.12(b), which specified sections shall survive such termination and continue in full force and effect,

(2)	that certain Amended and Restated Registration Rights dated October 24, 2007, as amended and restated January 9, 2009, by and between the Company, Elevation Partners, L.P. and Elevation Employee Side Fund, LLC, with the exception of Sections 2.8, 3.2, 3.7, 3.8, 3.10 and 3.11, which specified sections shall survive such termination and continue in full force and effect,

(3)	that certain Preferred Stock Purchase Agreement and Agreement and Plan of Merger dated June 1, 2007, by and between the Company, Elevation Partners, L.P. and Passport Merger Corporation, with the exception of Sections 5.7, 9.5, 10.2, 10.3, 10.7, 10.9 and 10.11, which specified sections shall survive such termination and continue in full force and effect and

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(4)	that certain Securities Purchase Agreement dated December 22, 2008 by and between the Company and Elevation Partners, L.P., and;

(C)	acknowledge and agree that the consents given above under (A) and (B) shall be irrevocable except upon termination of the Voting Agreement in accordance with its terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the undersigned hereby approve, by consent in writing, the foregoing as of the date first written above.

ELEVATION PARTNERS, L.P.

By:	Elevation Associates, L.P. as General Partner

By:	Elevation Associates, LLC as General Partner

By:
Name:
Title:

ELEVATION EMPLOYEE SIDE FUND, LLC

By:	Elevation Management, LLC its Manager

By:
Name:
Title:

[Signature Page to Waiver and Consent]